Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President - Finance
Dover, Delaware, October 23, 2019	(302) 883-6592

DOVER MOTORSPORTS, INC.

ANNOUNCES 25% DIVIDEND INCREASE

Dover Motorsports, Inc. (NYSE: DVD) Board of Directors today declared an annual cash dividend on both classes of common stock of $.10 per share. The dividend will be payable on December 10, 2019 to shareholders of record at the close of business on November 11, 2019. Due to the seasonal nature of our business, we will evaluate dividends annually.

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Dover Motorsports, Inc. is a leading promoter of NASCAR sanctioned motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.